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                                                                    Exhibit 99.1

          1110 Maple Street * P.O. Box 300 * Elma, New York 14059-0300
                        716-655-5990 * FAX 716-687-6012

March 30, 2003           SERVOTRONICS, INC. (AMEX- SVT)
                           ANNOUNCES YEAR END RESULTS


         Elma, NY -- Servotronics, Inc. (Amex - SVT) reported a net loss of $229,000 (or $(0.12) per share - Basic and Diluted) on revenues of $15,607,000 for the year ended December 31, 2002 as compared to net income of $700,000 (or $0.37 per share Basic and Diluted) on revenues of $17,934,000 for the comparable period ended December 31, 2001. The Company's positive cash flow from operations increased approximately 48% to $924,000 in 2002 from $626,000 in 2001. The current ratio improved to 6.36 to 1 from 4.88 to 1 and working capital remained strong at over $10,000,000.

         As previously reported, the decrease in revenues was principally a result of the adverse effects of the aftermath of the September 11th terrorist's attacks and the subsequent reductions and stretch-outs in the purchasing of commercial aircraft and other related market products. Revenue was also adversely affected by the post-9/11 reprioritization of government procurements and the general decline of the economy.

         The Company is composed of two groups - the Advanced  Technology  Group
(ATG) and the Consumer Products Group (CPG). In 2002 both groups aggressively pursued new markets/applications and expanded their product capabilities. Consistent with the changes in accounting standards, the front-end costs associated with these prototype, pre-production and start-up activities are expensed as they occur and, as such, are not matched to their future revenues and benefits as provided under previous accounting standards. In the aggregate, the decreased revenues, the increased costs associated with expanded sales, marketing, engineering and M & A activities in combination with the increased costs of professional fees and corporate governance as required by the new Sarbanes-Oxley Act and increased insurance costs are substantial factors which contributed to the year's reported net loss. One example, among others, of the Company's substantial investment in a new program which was primarily expensed in 2002 and whose benefits are not anticipated to begin until the latter half of 2003 and thereafter is the Company's proprietary U.S. Marine Corps' new combination bayonet and combat knife. A CPG's submission of a uniquely designed and functionally tested bayonet system was selected by the U.S. Marine Corps over 42 competitive proposals. This over one year global competition resulted in the Company receiving an exclusive award from the U.S. Marine Corps for up to 120,000 of the CPG's proprietary designed bayonet systems. Initial quantities of the CPG's bayonet are currently being used in the Middle East. Production quantities are anticipated to be released for delivery over a 24-month period commencing in the 3rd quarter of 2003. The Company's CPG is the exclusive supplier of the subject bayonets. The anticipated value of the production releases is approximately $3,700,000.

         Servotronics is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor, Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.

         Servotronics' Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). Its Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agriculture, and pocket knives for both commercial and government applications.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.